                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OVID TECHNOLOGIES, INC.
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------
         2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------
         4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------
         5) Total fee paid:

         ---------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         1) Amount Previously Paid:

         ---------------------------------------------------------------------
         2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------
         3) Filing Party:

         ---------------------------------------------------------------------
         4) Date Filed:

         ---------------------------------------------------------------------

                            OVID TECHNOLOGIES, INC.



Dear Stockholder:

         You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held on Wednesday, June 11, 1997 at 2:00 PM, Eastern Time, at the Company's executive offices at 333 Seventh Avenue, Fourth Floor, New York, New York.

         The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect directors, approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares which may be issued thereunder and to ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company.

         At the meeting, the Board of Directors will also report on the affairs of the Company, and a discussion period will be provided for questions and comments of general interest to stockholders.

         We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

         Thank you for your cooperation.

                                         Very truly yours,



                                         MARK L. NELSON
                                         President and Chief Executive Officer


May 9, 1997

                            OVID TECHNOLOGIES, INC.
                              333 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10001

                     ------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 11, 1997

                     ------------------------------------


                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ovid Technologies, Inc. (the "Company") will be held on Wednesday, June 11, 1997 at 2:00 PM, Eastern Time, at the Company's executive offices at 333 Seventh Avenue, Fourth Floor, New York, New York, for the following purposes:

                  (1) To elect five directors to serve for the ensuing year;

                  (2) To consider and act upon a proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares which may be issued thereunder;

                  (3) To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1997; and

                  (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Only stockholders of record at the close of business on April 28, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.


                                           By Order of the Board of Directors


                                           CARLEEN E. NELSON
                                           Secretary
New York, New York
May 9, 1997

                            OVID TECHNOLOGIES, INC.
                              333 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10001

                   ----------------------------------------

                                PROXY STATEMENT

                   ----------------------------------------

                              GENERAL INFORMATION


GENERAL

         This Proxy Statement (first mailed to stockholders on or about May 9, 1997) is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Ovid Technologies, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, June 11, 1997 at 2:00 PM, Eastern Time, at the Company's executive offices at 333 Seventh Avenue, Fourth Floor, New York, New York.

         It is proposed that at the Annual Meeting: (i) five directors will be elected, (ii) the proposed amendment to the Company's 1993 Stock Option Plan (the "Option Plan") to increase the number of shares which may be issued thereunder will be approved and (iii) the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company for the fiscal year ending December 31, 1997 will be ratified.

         Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

         Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

         A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by the Company prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy; (ii) the proposed amendment to the Option Plan to increase the number of shares which may be issued thereunder; and (iii) the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company.

         Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy, "for" approval of the proposed amendment to the Option Plan to increase the number of shares which may be issued thereunder and "for" the ratification of the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

         On April 28, 1997, there were 5,964,898 shares of Common Stock outstanding, each of which shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 28, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non- votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

         The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of the proposed amendment to the Option Plan and for the ratification of the appointment of Coopers & Lybrand L.L.P.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                      CERTAIN STOCKHOLDERS AND MANAGEMENT

         The following table sets forth information as of April 28, 1997 regarding the beneficial ownership of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all directors and executive officers of the Company as a group.

                                                 Amount and Nature of Beneficial     Percentage of
Name and Address of Beneficial Owner(1)            Ownership of Common Stock(2)       Common Stock
---------------------------------------            ----------------------------       ------------
Mark L. Nelson ..................................       4,089,150 (3)                     68.5%
Martin F. Kahn ..................................         340,000 (4)                      5.4%
Deborah M. Hull .................................         149,166 (4)                      2.4%
Harry A. Diakoff ................................           9,333 (4)                      *
John J. Hanley ..................................           6,000 (4)                      *
Carleen E. Nelson ...............................         529,833 (4)                      8.2%
Jerry P. McAuliffe ..............................          26,499 (4)                      *
All directors and executive officers as a               5,161,914 (3)(5)                  73.3%
  group (8 persons)..............................

---------------
    *    Less than one percent

   (1) The address of each named individual is c/o Ovid Technologies, Inc., 333 Seventh Avenue, New York, New York 10001.

   (2) Except as otherwise indicated, each named beneficial owner has the sole voting and investment power over the shares listed opposite such beneficial owner's name.

   (3) Includes 5,200 shares of Common Stock which may be acquired within 60 days upon the exercise of options held by Dana Johnson, Mr. Nelson's wife. Mr. Nelson disclaims beneficial ownership of such shares. Also includes 2,333 shares of Common Stock which may be acquired within 60 days upon the exercise of an option.

   (4) Represents shares of Common Stock which may be acquired within 60 days upon the exercise of options.

   (5) Includes an aggregate of 1,075,097 shares of Common Stock which may be acquired by directors and executive officers within 60 days upon the exercise of options.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

         Five directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company) to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

                  The nominees, their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

                               Year First                 Principal Occupation
Nominee              Age     Became Director           During the Past Five Years
-------              ---     ---------------           --------------------------
Mark L. Nelson....... 39          1985          President and Chief Executive Officer of
                                                the Company (and its predecessors) since
                                                its inception in 1985.

Martin F. Kahn....... 47          1994          Chairman of the Company since January
                                                1990.  Chairman of OneSource
                                                Information Services, Inc. since 1993,
                                                Chairman of VISTA Environmental
                                                Information, Inc. since 1991, and
                                                Managing Director of Cadence
                                                Information Associates, L.L.C. (or its
                                                predecessor) since 1990.

Deborah M. Hull...... 52          1994          Chief Operating Officer of the Company
                                                since November 1990.

Harry A. Diakoff..... 54          1994          Director of Research Services for Kaim
                                                Associates Inc. from 1978 to 1995.
                                                Product Development Consultant to the
                                                Company since 1995.

John J. Hanley....... 57          1994          Chairman and Chief Executive Officer of
                                                Scientific American, Inc. and Chairman
                                                of the Board of its subsidiary, W.H.
                                                Freeman and Company, since March
                                                1992.  Managing Director of Scientific
                                                American, Inc.'s parent company, the
                                                Von Holtzbrinck Publishing Group since
                                                1992.  Chairman of the Board of Worth
                                                Publishers and director of Macmillan Ltd.
                                                since 1995.  Served as Chairman of the
                                                Board of Hanley & Belfus, Inc. since
                                                1992.


         Mark Nelson and Carleen Nelson, Vice President, Worldwide Sales of the Company, are brother and sister.

         The Board of Directors of the Company has an Audit Committee and a Compensation Committee. During the year ended December 31, 1996, the Board of Directors held four meetings. Each director in office during such year attended each meeting of the Board of Directors.

         The Audit Committee, composed of Martin Kahn, Harry Diakoff and John Hanley, is charged with reviewing the Company's annual audit, the Company's internal controls and financial management practices and meeting with the Company's independent accountants. The Audit Committee met once during the year ended December 31, 1996, with all members of the committee in attendance.

         The Compensation Committee, composed of Mark Nelson, Harry Diakoff and John Hanley, reviews the compensation levels of the Company's executive officers and makes recommendations to the Board of Directors regarding compensation. The Compensation Committee also administers the Company's stock option plans and makes grants thereunder. The Compensation Committee met once in the year ended December 31, 1996, with all members of the Committee in attendance.

VOTE REQUIRED

         The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

         THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE FIVE NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                            EXECUTIVE COMPENSATION

         The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's chief executive officer and to each other executive officer of the Company whose total annual salary exceeded $100,000 for the fiscal year ended December 31, 1996. Information is given for all years subsequent to the initial public offering of the Company's Common Stock in June 1994.

                          SUMMARY COMPENSATION TABLE

                                                        ANNUAL                           LONG-TERM
                                                     COMPENSATION(1)                     COMPENSATION
                                                  ------------------------      --------------------------------
                                                                                  COMMON
                                                                                  STOCK
                                                                                UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR    SALARY ($)     BONUS ($)      OPTIONS (#)     COMPENSATION ($)
---------------------------               ----    ----------     ---------      -----------     ----------------
Mark L. Nelson-- President and Chief      1996     $159,000           --         7,000                --
  Executive Officer.....................  1995      150,000           --            --                --
                                          1994      102,000           --            --                --
Deborah M. Hull-- Chief Operating         1996     $159,000      $ 8,000(2)     14,000                --
  Officer...............................  1995      150,000           --(3)         --                --
                                          1994      135,500       50,000(3)         --             $9,600(4)

Jerry P. McAuliffe-- Chief Financial      1996     $108,000       $5,400(2)     18,500                --
Officer.................................  1995       90,000           --         7,000                --
                                          1994       85,500           --            --                --

---------------
(1) Amounts reflected do not include perquisites and other personal benefits received by any named executive, which, in all instances, were less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

(2)      Bonus reflected for 1996 was earned in 1996 and paid in 1997.

(3)      Bonus reflected for 1994 was earned in 1994 and paid in 1995.

(4)      Represents rental payments made on behalf of Ms. Hull.


         The following table provides information related to options granted to the named executive officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                        ANNUAL RATES OF STOCK
                                                                                                         PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                                                 FOR OPTION TERM(1)
---------------------------------------------------------------------------------------------         ------------------------
                                                % OF TOTAL
                                                  OPTIONS
                                                GRANTED TO         EXERCISE
                               OPTIONS           EMPLOYEES          OR BASE
                               GRANTED           IN FISCAL           PRICE         EXPIRATION
NAME                           (#)(2)              YEAR            ($/SHARE)          DATE            5% ($)           10% ($)
----                           -------            ------           ---------         ------           ------           -------
Mark L. Nelson                   7,000              1.8%             $6.00          4/23/2006        $ 57,770         $116,866

Deborah M. Hull                 14,000              3.6               6.00          4/23/2006         115,539          233,732

Jerry P. McAuliffe              18,500              4.7               6.00          4/23/2006         152,679          308,861

---------------
(1) The potential realizable value portion of the foregoing table illustrates value that might be received upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment.

(2)      Options to acquire shares of Common Stock.


         The following table sets forth information with respect to (i) stock options exercised in the fiscal year ended December 31, 1996 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED IN-
                                                                 OPTIONS HELD AT FISCAL           THE-MONEY OPTIONS AT FISCAL
                                                                       YEAR END (#)                     YEAR END ($) (1)
                                                               ----------------------------     -------------------------------
                             SHARES
                           ACQUIRED ON         VALUE
NAME                      EXERCISE (#)     REALIZED ($)        EXERCISABLE    UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----                      ------------     ------------        -----------    -------------     -----------       -------------
Mark L. Nelson...........          0              $0               2,333           4,667        $    6,415.75       $12,834.25

Deborah M. Hull..........          0               0             149,166           9,334         1,095,761.50(2)     25,668.50(2)

Jerry P. McAuliffe.......          0               0              26,499          17,001           141,456.50        33,918.50

---------------
(1) Computed based upon the difference between the last sale price per share of the Company's Common Stock of $8.75 on December 31, 1996 and the exercise price.

(2) Computed assuming an exercise price of $.01 per share. Ms. Hull has agreed to pay the Company $.01 per share acquired upon the exercise of stock options notwithstanding the option exercise price of $.0003 per share.

COMPENSATION OF DIRECTORS

         Mr. Kahn is presently being paid consulting fees of $3,125 per month. Directors who are not employees or consultants of the Company currently receive $1,500 for each meeting of the Board attended and $500 for each meeting of each Committee of the Board attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors' meetings. Directors who are employees or consultants of the Company are not paid any additional compensation for serving as a director.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         General. The Compensation Committee, consisting of Mark L. Nelson, Harry Diakoff and John J. Hanley, was established in January 1994. At the time of the formation of the Compensation Committee and periodically since then, the compensation levels of the Company's executive officers were reviewed and compared to officers of other publicly held technology and information services companies.

         One of the Company's strengths contributing to its success is a strong management team. The Compensation Committee believes that low executive turnover has been instrumental to the Company's success, and that the Company's compensation program has played a major role in limiting executive turnover. The compensation program is designed to enable the Company to attract, retain and reward capable employees who can contribute to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation policies are intended to (i) attract and retain the most highly qualified managerial and executive talent;
(ii) afford appropriate incentives to produce superior performance; (iii) emphasize sustained performance by aligning rewards with stockholder interests, especially through the use of the Company's stock option plans;
(iv) motivate executives and employees to achieve the Company's annual and long-term business goals; and (v) reward executives for superior individual contributions to the Company.

         To implement these policies, the Board designed an executive compensation program consisting, in general, of base salary, annual bonus plan and stock options. The Compensation Committee intends to continue the implementation of the existing Company compensation program.

         Base Salary. Base salaries reflect individual responsibilities, experience, leadership and contribution to the success of the Company. Annual salary adjustments are determined by evaluating the performance of the executive and any increased responsibilities assumed by the executive, the performance of the Company and the competitive marketplace. Salary adjustments are determined and normally made on an annual basis. During the fiscal year ended December 31, 1996, Mark Nelson earned $159,000, an increase of approximately $9,000 over the amount he earned in the previous fiscal year. The Compensation Committee, based on a review of compensation levels of chief executive officers of other technology and information services companies and a review of the Company's performance and results of operations over the fiscal year, believes that the amount of Mr. Nelson's compensation is justified. Mr. Nelson did not participate in deliberations and decisions of the Compensation Committee with regard to his own compensation.

         Annual Bonuses. The Company's executive officers are eligible to receive an annual discretionary bonus which is awarded based on an evaluation of individual performance, as well as overall Company earnings. The amount, if any, of discretionary bonuses awarded to executive officers will be recommended to the Compensation Committee by the President and must be approved by the Compensation Committee. Any discretionary bonus awarded to Mr. Nelson, as President and Chief Executive Officer, must be approved by the disinterested members of the Board of Directors.

         Stock Options. The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value and, accordingly, endorses the stock option program currently in place. The Company has adopted two option plans, the 1990 Stock Option Plan and the Option Plan. Stock option awards have generally vested ratably over a three-year period, providing a long-term view and incentives tied to growth in stockholder values. The Committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned.

         The Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Company's compensation strategy and business needs of the Company by emphasizing increased value for stockholders and retaining key employees. The Committee intends to work closely with the Board of Directors to achieve these goals.

         During the year ended December 31, 1996, the Compensation Committee determined to reprice options to purchase an aggregate of 76,800 shares of Common Stock previously authorized for issuance, including options to purchase an aggregate of 20,000 shares of Common Stock previously authorized for issuance to two individuals, an officer and a director, respectively, of the Company. Due to an insufficiency in the number of shares authorized for issuance under the Option Plan, these options were initially authorized for issuance subject to stockholder approval of an increase in the number of shares authorized for issuance under the Option Plan. Subsequently, the Compensation Committee determined to reprice these options at the then current market price of the Common Stock.

                           10-YEAR OPTION REPRICINGS

                                                                                                                      LENGTH OF
                                          NUMBER OF                                                                ORIGINAL OPTION
                                         SECURITIES        MARKET PRICE OF      EXERCISE PRICE                     TERM REMAINING
                                         UNDERLYING        STOCK AT TIME OF       AT TIME OF           NEW           AT DATE OF
                                      OPTIONS REPRICED       REPRICING OR        REPRICING OR       EXERCISE        REPRICING OR
NAME                        DATE       OR AMENDED (#)       AMENDMENT ($)        AMENDMENT ($)      PRICE ($)         AMENDMENT
----                        ----       --------------       -------------        -------------      ---------         ---------
Jerry P. McAuliffe.......  4/23/96         10,000               $6.00                $8.00            $6.00           9.5 years

                            Compensation Committee
                                Mark L. Nelson
                                 Harry Diakoff
                                John J. Hanley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 1996, the Compensation Committee consisted of Mark Nelson, Harry Diakoff and John Hanley.

        During the year ended December 31, 1996, the Company paid consulting fees aggregating approximately $95,760.00 to Harry Diakoff, a director of the Company.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

         Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Tax Indemnification Agreement. The Company has entered into a tax indemnification agreement with Mark Nelson which provides for: (i) an indemnification of Mr. Nelson by the Company for any losses or liabilities with respect to additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was an S Corporation (prior to the initial public offering of the Company's Common Stock in June 1994) and (ii) an indemnification of the Company by Mr. Nelson for certain tax liabilities that result from any final determination of an adjustment to Mr. Nelson's taxable income resulting in a decrease in Mr. Nelson's taxable income during the period in which the Company was an S Corporation, and a corresponding increase in the income tax liability payable by the Company for any taxable year of the Company in which it was a C Corporation.

         During the year ended December 31, 1996, the Company paid consulting fees aggregating approximately $68,750 to Martin Kahn, a director of the Company, a portion of which was related to services rendered during 1995.

         During the year ended December 31, 1996, the Company paid consulting fees aggregating approximately $95,760.00 to Harry Diakoff, a director of the Company.

                    COMPARATIVE PERFORMANCE BY THE COMPANY

         The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. Although the chart would normally be for a five-year period, the Common Stock of the Company began trading publicly on June 14, 1994 and, as a result, the following chart commences as of such date. This chart compares the Common Stock with (i) the Nasdaq Stock Market-United States Index and (ii) the Hambrecht & Quist Technology Index, and assumes an investment of $100 on June 14, 1994 in each of the Common Stock, the stocks comprising the Nasdaq Stock Market-United States Index and the stocks comprising the Hambrecht & Quist Technology Index.

                            OVID TECHNOLOGIES, INC.
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                      (JUNE 14, 1994 - DECEMBER 31, 1996)


                                   1996 DATA


                                     Hambrecht &
                   NASDAQ              Quist             Ovid
                 Composite           Technology       Technologies
Date               Index               Index           Stock Price
----             ---------           ----------       ------------
                  base 100            base 100          base 100
                 ---------           ----------       ------------

 6/14/94           1.00                 1.00              1.000
 6/30/94           1.00                 1.00              1.042
 7/31/94           1.02                 0.95              1.125
 8/31/94           1.08                 1.05              1.500
 9/30/94           1.08                 1.13              1.417
10/31/94           1.10                 1.24              1.563
11/30/94           1.06                 1.23              1.625
12/31/94           1.06                 1.26              1.458
 1/31/95           1.07                 1.24              1.500
 2/28/95           1.12                 1.35              1.625
 3/31/95           1.15                 1.41              1.500
 4/30/95           1.19                 1.52              1.458
 5/30/95           1.22                 1.57              1.563
 6/30/95           1.32                 1.76              1.813
 7/31/95           1.41                 1.92              2.333
 8/31/95           1.44                 1.94              2.292
 9/30/95           1.47                 1.99              2.208
10/31/95           1.46                 2.01              1.500
11/30/95           1.50                 1.99              1.271
12/31/95           1.49                 1.88              1.208
 1/30/96           1.50                 1.91              1.333
 2/28/96           1.55                 2.00              1.333
 3/31/96           1.56                 1.92              1.292
 4/30/96           1.68                 2.18              1.292
 5/30/96           1.76                 2.21              1.479
 6/30/96           1.67                 2.05              1.854
 7/31/96           1.53                 1.84              1.667
 8/31/96           1.61                 1.95              1.542
 9/30/96           1.73                 2.18              1.708
10/31/96           1.73                 2.14              1.563
11/30/96           1.83                 2.04              1.500
12/31/96           1.82                 2.33              1.458

                PROPOSAL NO. 2-APPROVAL OF AN AMENDMENT TO THE
                 COMPANY'S 1993 STOCK OPTION PLAN TO INCREASE
              THE NUMBER OF SHARES WHICH MAY BE ISSUED THEREUNDER

         The Board of Directors of the Company (the "Board") has unanimously adopted, subject to stockholder approval, an amendment to the Company's 1993 Stock Option Plan which would increase the aggregate number of shares of Common Stock that may be issued thereunder from 750,000 shares to 1,500,000 shares. As of April 28, 1997, there were no shares available for future grants under the Option Plan.

         The Option Plan was adopted by the Board for the purpose of securing for the Company and its stockholders the benefits of common stock ownership of the Company by key personnel of the Company and its subsidiaries. The Board believes that the granting of options under the Option Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company. As of April 28, 1997, approximately 170 persons were eligible to participate in the Option Plan. No award may be granted under the Option Plan after October 3, 2003.

         The Option Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. Subject to the provisions of the Option Plan, the Committee, acting in its sole and absolute discretion, has full power and authority to grant options under the Option Plan, select the persons to whom options will be granted, fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, the exercise price, restrictions on exercisability of the option and/or on the disposition of the shares of Common Stock issued upon exercise thereof, and whether or not the option is to be treated as an incentive stock option within the meaning of Section 422 of the Code (an "Incentive Stock Option")), interpret the provisions of the Option Plan, fix and interpret the provisions of option agreements made under the Option Plan, supervise the administration of the Option Plan, and take such other action as may be necessary or desirable in order to carry out the provisions of the Option Plan. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, is final and conclusive on all persons. Each grant of options is evidenced by a stock option agreement executed by the Company and the optionee at the time of grant, in accordance with the terms and conditions of the Option Plan.

         Options may be granted under the Option Plan to present or future key employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and to directors of and consultants to the Company or a Subsidiary who are not employees. Subject to the provisions of the Option Plan, the Committee may from time to time

         In the case of an option which is not treated as an Incentive Stock Option (a "Non- Qualified Stock Option"), the exercise price per share may not be less than the par value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a "ten percent shareholder")).

         The period during which an option may be exercised will be fixed by the Committee and will not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a ten percent shareholder).

         No option will become exercisable unless the person to whom the option is granted remains in the continuous employ or service of the Company or a Subsidiary for at least six months (or for such longer period as the Committee may designate) from the date the option is granted.

         Unless extended by the Committee, if an optionee ceases to be employed by or to perform services for the Company or any Subsidiary for any reason other than death or disability, then each outstanding option granted to him or her under the Option Plan will terminate on the date three months after the date of such termination of employment or service, provided, however, that, if the optionee's employment or service is terminated by the Company for cause, then the option will terminate upon the date of such termination of employment or service. If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then each outstanding option granted to the optionee under the Option Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement.

         If any event constituting a "Change in Control of the Company" occurs, all Options granted under the Option Plan which are outstanding at the time such Change in Control of the Company occurs will immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if
(i) there is consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         The Board may amend or terminate the Option Plan. Except as otherwise provided in the Option Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Option Plan, change the minimum option price for options, materially increase the benefits under the Option Plan, or modify the class of persons eligible to receive options under the Option Plan shall be subject to the approval of the Company's stockholders. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

NEW PLAN BENEFITS

         The table below indicates stock options which were authorized for issuance, subject to stockholder approval of Proposal No. 2 of this Proxy Statement, to (i) each person named in the Summary Compensation Table appearing earlier in this Proxy Statement, (ii) all current executive officers of the Company as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees of the Company, including all current officers of the Company who are not executive officers of the Company, as a group:

                        1993 STOCK OPTION PLAN BENEFITS

Name and Position                       Dollar Value (1)     Number of Shares
-----------------                       ----------------     ----------------
Harry A. Diakoff - Director and             $ 63,000                9,000
  Consultant

John J. Hanley - Director                     63,000                9,000

Deborah M. Hull - Chief Operating
  Officer and Director                        35,000                5,000

Executive Officers as a Group
  (1 person)(2)                               35,000                5,000

Non-Executive Officer Director Group
  (2 persons)                                126,000               18,000

Non-Executive Officer Employee Group         797,517              113,931

----------
(1) Amounts are determined by multiplying the number of options granted by the exercise price of the option which was $7.00, the market price of a share of Common Stock on April 23, 1997, the grant date.

(2) Does not include options to purchase 5,000 shares of Common Stock issued to Dana Johnson, the wife of Mark L. Nelson, President and Chief Executive Officer of the Company.


FEDERAL INCOME TAX CONSEQUENCES

         An optionee will not realize taxable income upon the grant of an option. In general, the holder of a Non-Qualified Stock Option will realize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction if applicable withholding requirements are met. (If an option is exercised within six months after the date of grant and if the optionee is subject to the six month restrictions on sale of Common Stock under Section 16(b) of the Exchange Act, the optionee generally will recognize ordinary income on the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, an optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised.

         The holder of an Incentive Stock Option will not realize taxable income upon the exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the Incentive Stock Option is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

THE AMENDMENT TO THE OPTION PLAN

         As of April 28, 1997, there were no shares available for future grants under the Option Plan. The Board believes that approval of the amendment to increase the aggregate number of shares which may be issued under the Option Plan will serve the best interests of the Company and its stockholders by permitting the Committee to exercise needed flexibility in the administration of the Option Plan and the granting of options thereunder. In addition, the Board believes that the ability to grant additional options will help attract, motivate and retain key employees and directors who are in a position to contribute to the successful conduct of the business and affairs of the Company as well as stimulate in such individuals an increased desire to render greater service to the Company.

         Accordingly, the Board recommends that the stockholders approve the following resolution:

         RESOLVED, that the aggregate number of shares of the Corporation's Common Stock which may be issued under the Corporation's 1993 Stock Option Plan (the "Plan") shall be increased to 1,500,000 shares, and that the first sentence of Section 2 of the Plan be amended to read in its entirety as follows:

                  "The Company may issue and sell a total of 1,500,000 shares of its common stock (the "Common Stock") pursuant to the Plan."

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of Common Stock of the Company issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of the amendment as set forth in Proposal No. 2. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A
VOTE "FOR" APPROVAL THEREOF.

                  PROPOSAL NO. 3--RATIFICATION OF APPOINTMENT
                  OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The stockholders will be asked to ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company for the fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. audited the consolidated financial statements of the Company for the year ended December 31, 1996. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented and entitled to vote is required for the ratification of the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company. Abstentions and broker non-votes have the same legal effect as votes cast against this proposal.

         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A
VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

         All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1998 must be received by the Company no later than January 9, 1998 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

         The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

         The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors



                                          CARLEEN E. NELSON
                                          Secretary

Dated:  May 9, 1997



                  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING
FROM: OVID TECHNOLOGIES, INC., ATTENTION: CORPORATE SECRETARY, 333
SEVENTH AVENUE, NEW YORK, NEW YORK 10001.

                            OVID TECHNOLOGIES, INC.


               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               ON JUNE 11, 1997


         The undersigned, a stockholder of Ovid Technologies, Inc. (the "Corporation"), hereby constitutes and appoints Mark L. Nelson, Deborah M. Hull and Jerry P. McAuliffe and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, June 11, 1997, and at any and all adjournments or postponements thereof, as follows:

         (1)      ELECTION OF DIRECTORS

         [ ]   FOR the nominees listed below    [ ]      WITHHOLDING AUTHORITY
               (except as marked to the                  to vote for all the
               contrary below)                           nominees listed below

          (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

          Nominees: Mark L. Nelson, Deborah M. Hull, Martin F. Kahn, Harry A. Diakoff and John J. Hanley

         (2) PROPOSAL TO AMEND THE CORPORATION'S 1993 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES WHICH MAY BE ISSUED THEREUNDER

                   [ ]  FOR       [ ]  AGAINST     [ ]  ABSTAIN

         (3)      PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND
                  L.L.P.

                   [ ]  FOR       [ ]  AGAINST     [ ]  ABSTAIN

         (4) In their discretion, upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

                                                    (CONTINUED ON REVERSE SIDE)

(CONTINUED)



         Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3 above. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2 AND 3.

         Any and all proxies heretofore given by the undersigned are hereby revoked.


                                    Dated:____________________________________

                                    ------------------------------------------

                                    ------------------------------------------

                                    Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.


           PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE